Exhibit 99.1

Plains Exploration & Production Company
700 Milam, Suite 3100
Houston, TX 77002
NEWS RELEASE

Contact:	Scott D. Winters
Director - Investor Relations
(713) 579-6190 or (800) 934-6083

FOR IMMEDIATE RELEASE

PXP COMPLETES SALE OF NON-CORE PROPERTIES

HOUSTON, Texas, December 21, 2004 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announced today that it has completed the sale of various non-core properties located offshore California and onshore South Texas for total cash consideration of $139.9 million. In addition, PXP expects to receive cash proceeds of $13.4 million on December 31, 2004 held in escrow from the auction of certain other properties in South Texas and New Mexico. This will complete the property divestiture program announced on September 30, 2004.

Proceeds from these sales will be used to reduce debt outstanding under PXP’s revolving credit facility.

ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning PXP’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include:

•	completion of anticipated sales,

•	reliability of reserve and production estimates,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on certain assumptions PXP made based on its experience and perception of historical trends, current conditions, expected future developments and other

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factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond PXP’s control. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Forms 10-K and 10-K/A for the year ended December 31, 2003, for a further discussion of these risks.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in its core areas of operation: onshore and offshore California, West Texas, East Texas and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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